Exhibit 99.1

Kodak Reports Financial Results for First Quarter of 2016, Reflecting Improved Operating and Cash Performance

ROCHESTER, N.Y.--(BUSINESS WIRE)--May 5, 2016--Eastman Kodak Company (NYSE:KODK) today reported financial results for the first quarter 2016, demonstrating continued improvement in operating and cash flow performance.

Highlights include:

  GAAP net loss was $15 million, compared to a net loss of $54 million in 2015. Income from continuing operations before income taxes was $2 million for the quarter ended March 31, 2016, compared to a loss of $32 million for the quarter ended March 31, 2015.
  The company ended the quarter with a cash balance of $513 million. This reflects a decrease in cash of $34 million for the first quarter of 2016. Net cash used in operating activities was $21 million for the quarter ended March 31, 2016, compared with net cash used in operating activities of $89 million for the quarter ended March 31, 2015.
  The company reiterated 2016 revenues guidance of $1.5 billion to $1.7 billion and increased Operational EBITDA guidance to $135 million to $150 million.
  Operational EBITDA for the quarter of $29 million compared to $31 million for the first quarter of 2015. On a constant currency basis, Operational EBITDA improved by $1 million year over year for the quarter. The prior-period results have been recast to remove the KODAK PROSPER Enterprise Inkjet discontinued operations and are presented on a comparable basis.
  Revenues for the quarter ended March 31, 2016, of $362 million, compared to revenues of $411 million for the quarter ended March 31, 2015, a reduction of $49 million, or 12%. On a constant currency basis, revenues declined by 10% year over year for the quarter.
  Operating expenses (SG&A and R&D expenses) on a GAAP basis were $49 million for the first quarter 2016, a 25% improvement from the prior-year period.
  The company remains committed to completing the sale of the PROSPER business, which will be presented as a discontinued operation beginning with this quarter’s reporting.
  The PROSPER business had continued strong performance for the first quarter: Annuity growth was 36%; the installed base grew from 55 to 58 units and first quarter component placements grew greater than 50% year over year; PROSPER loss from discontinued operations, net of income tax, improved from negative $17 million in the first quarter of 2015 to negative $10 million in the first quarter of 2016; EBITDA improved 63% year over year from negative $16 million to negative $6 million.

“Kodak continues to make solid progress in our transition,” said Jeff Clarke, Kodak Chief Executive Officer. “We’re seeing better quality of earnings and improved cash performance. Looking ahead, I'm pleased we're on track to improve Kodak's Operational EBITDA and to generate cash in 2016.”

Revenues in the first quarter of 2016 were $362 million, a 12% decline from the first quarter of 2015. On a constant currency basis, revenues in Q1 2016 declined by 10% versus Q1 2015. The decrease was primarily driven by the expected continued decline in legacy consumer inkjet printer cartridge sales, as well as pricing pressures in the plates business.

Operational EBITDA improved in several of the company’s divisions which offset the continued, expected decline in consumer inkjet business profit within the Consumer and Film Division.

Cash performance for the company improved significantly year over year. Net cash used in operating activities was $21 million for the quarter ended March 31, 2016, compared with net cash used in operating activities of $89 million for the quarter ended March 31, 2015. The company ended the quarter with a cash balance of $513 million.

“The recent implementation of our more focused portfolio and continued productivity gains position us well to meet our objectives for 2016. I’m particularly pleased with the first quarter cash results,” said John McMullen, Kodak Chief Financial Officer.

Print Systems Division (PSD), Kodak’s largest division, had Q1 revenues of $231 million, a 9% decline compared to Q1 2015. Operational EBITDA for the quarter was $18 million, 38% better than the same period a year ago. On a constant currency basis, PSD Q1 revenues declined 7% while Operational EBITDA improved by 46%.

For the quarter, KODAK SONORA Plate volume increased by approximately 3%. This slower growth is primarily due to weakness in Latin America. Second quarter growth is expected to return to mid-teen percentage growth. Total year-over-year plate volume remained stable, due to SONORA growth and the success of two new products, KODAK ELECTRA MAX Thermal Plates and KODAK LIBRA VP Digital Plates.

In the quarter, PSD’s Electrophotographic Printing Solutions (EPS) business placed 14 KODAK NEXPRESS Digital Production Color Press units, and we will continue to focus on improving profitability by driving productivity and cost improvements across the entire EPS portfolio. Kodak will showcase the new KODAK NEXPRESS ZX3900 Digital Production Color Press, preview a new NEXPRESS Platform and launch an opaque white ink at the drupa tradeshow in Dusseldorf, Germany, in May.

Enterprise Inkjet Systems Division (EISD) continued the sale process for the PROSPER business, which is now presented as discontinued operations and no longer included in Operational EBITDA for the division. EISD had Q1 revenues of $20 million, down from $23 million in the same period in 2015. Operational EBITDA was $5 million, a decline of $2 million compared to Q1 of 2015. Currency did not have a significant impact on this division. The decline in Operational EBITDA reflects the reduction in revenues and earnings contribution from the VERSAMARK legacy product.

First quarter results for the PROSPER business include total PROSPER annuity growth of 36% and the placement of three new PROSPER systems. PROSPER results are not included in the company’s Q1 2016 Operational EBITDA.

Micro 3D Printing and Packaging Division (MPPD) had solid results for the quarter, driven by growth in the KODAK FLEXCEL NX Packaging business as well as lower investment in Micro 3D printing as the business shifts from research to commercialization. Revenues for Q1 were $29 million, compared to $31 million in the same period a year ago. On a constant currency basis, revenues were flat, which reflects the growth of Kodak’s FLEXCEL NX business offset by the decline in the company’s legacy packaging products. Operational EBITDA improved from $0 million to $1 million, or $3 million on a constant currency basis.

The FLEXCEL NX Packaging business continues to represent a significant growth area for Kodak. Customers see important advantages in FLEXCEL NX, including improved efficiency in color management without sacrificing quality, reduced press downtime, faster run speeds and reduced waste and ink consumption. FLEXCEL NX revenue was flat year over year, or up 5% on a constant currency basis, and we installed 20 new FLEXCEL NX units in the quarter. Plate volume increased by 10% year over year for the quarter.

In Micro 3D printing, Kodak is moving ahead with a focus on copper mesh touch sensors and is pursuing a number of RFQ’s, particularly in the industrial and All-in-One segments.

Software and Solutions Division (SSD) had continued solid performance in Q1, reflecting higher revenues from Unified Workflow Solutions on a constant currency basis offset by lower revenues in Kodak Technology Solutions from timing of government contracts and the negative impact of foreign exchange. Q1 SSD revenues were $22 million, down from $28 million in the same period last year. On a constant currency basis, revenues declined by $5 million, or 18%. Operational EBITDA was $2 million, flat year over year. Currency did not have a significant impact on Operational EBITDA for this division.

Consumer and Film Division (CFD) revenues for Q1 were $56 million, down 22% from $72 million in Q1 of 2015. Operational EBITDA declined from $18 million to $7 million, driven by a 41% reduction in consumer inkjet revenue. For the fifth quarter in a row, film recorded a profitable quarter on the basis of Operational EBITDA before corporate costs.

Intellectual Property Solutions Division (IPSD) had Operational EBITDA of negative $4 million, an improvement of $4 million from negative $8 million for Q1 2015. The improvement reflects focused reductions in research programs.

Eastman Business Park Division (EBP) had revenues of $4 million, up from revenues of $3 million for the first quarter 2015. Operational EBITDA was $0 million, up from negative $1 million in 2015. The overall operating efficiency of the Park is improving, and we have a healthy pipeline of potential tenants.

Revenue and Operational EBITDA Q1 2016 vs. Q1 2015
($ millions)

Q1 2016 Actuals	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total EK
Revenue	$231	$20	$29	$22	$56	$-	$4	$362
Operational EBITDA b/f corp costs	30	6	3	3	10	(4)	-	48
Corporate SGA	12	1	2	1	3	-	-	19
Operational EBITDA	18	5	1	2	7	(4)	-	29

Q1 2015 Actuals	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total EK
Revenue	$254	$23	$31	$28	$72	$-	$3	$411
Operational EBITDA b/f corp costs	25	8	2	4	21	(8)	(1)	51
Corporate SGA	12	1	2	2	3	-	-	20
Operational EBITDA	13	7	-	2	18	(8)	(1)	31

Q1 2016 Actuals vs. Q1 2015 Actuals B/(W)	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total EK
Revenue	$(23)	$(3)	$(2)	$(6)	$(16)	$-	$1	$(49)
Operational EBITDA b/f corp costs	5	(2)	1	(1)	(11)	4	1	(3)
Corporate SGA	-	-	-	1	-	-	-	1
Operational EBITDA	5	(2)	1	-	(11)	4	1	(2)

Q1 2016 Actuals on constant currency vs. Q1 2015 Actuals B/(W)[1]	PSD	EISD	MPPD	SSD	CFD	IPSD	EBPD	Total EK
Revenue	$(19)	$(3)	$-	$(5)	$(16)	$-	$1	$(42)
Operational EBITDA	6	(2)	3	-	(11)	4	1	1

1 The impact of foreign exchange represents the 2016 foreign exchange impact using average foreign exchange rates for the three months ended March 31, 2015, rather than the actual exchange rates in effect for the three months ended March 31, 2016.

About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at KodakNow.

Cautionary Statement Regarding Forward-looking Statements

This press release includes “forward–looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward–looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs, business trends, and other information that is not historical information. When used in this press release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” “strategy,” “continues,” “goals,” “targets” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward–looking statements. All forward–looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon Kodak’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in the forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described in more detail in Kodak’s Annual Report on Form 10–K for the year ended December 31, 2015 under the headings “Business,” “Risk Factors,” “Legal Proceedings” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Liquidity and Capital Resources,” in the corresponding sections of Kodak’s report on Form 10-Q for the quarter ended March 31, 2016, and in other filings Kodak makes with the U.S. Securities and Exchange Commission from time to time, as well as the following: Kodak’s ability to comply with the covenants in its credit agreements; Kodak’s ability to improve and sustain its operating structure, cash flow, profitability and other financial results; the ability of Kodak to achieve cash forecasts, financial projections, and projected growth; Kodak’s ability to achieve the financial and operational results contained in its business plans; Kodak’s ability to fund continued investments, capital needs and restructuring payments and service its debt; Kodak’s ability to discontinue, sell or spin-off certain non-core businesses or operations, or otherwise monetize assets; changes in foreign currency exchange rates, commodity prices and interest rates; Kodak’s ability to effectively anticipate technology trends and develop and market new products, solutions and technologies, including its micro 3D printing of touch sensors; Kodak’s ability to effectively compete with large, well-financed industry participants; continued sufficient availability of borrowings and letters of credit under Kodak’s revolving credit facility, Kodak’s ability to obtain additional financing if and as needed and Kodak’s ability provide or facilitate financing for its customers; Kodak’s ability to attract and retain key executives, managers and employees; the performance by third parties of their obligations to supply products, components or services to Kodak; and the impact of the global economic environment on Kodak. There may be other factors that may cause Kodak’s actual results to differ materially from the forward–looking statements. All forward–looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included or referenced in this press release. Kodak undertakes no obligation to update or revise forward–looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

APPENDICES

A. NON-GAAP MEASURES

In this first quarter financial results news release, reference is made to the following non-GAAP financial measures:

  Operational EBITDA;
  Revenues and Operational EBITDA on a constant currency basis;
  Improvement in PROSPER EBITDA;
  Change in FLEXCEL NX revenues on a constant currency basis; and
  Change in Unified Workflow Solutions revenues on a constant currency basis.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the Company, its financial condition, results of operations and cash flow.

The following reconciliations are provided with respect to terms used in this financial results news release.

The Company’s segment measure of profit and loss is an adjusted earnings before interest, taxes, depreciation and amortization (“Operational EBITDA”). The change in revenues and Operational EBITDA on a constant currency basis, as presented in this financial results news release, is calculated by using average foreign exchange rates for the three months ended March 31, 2015, rather than the actual exchange rates in effect for the three months ended March 31, 2016.

The following table reconciles Operational EBITDA to the most directly comparable GAAP measure of Net Loss Attributable to Eastman Kodak Company for the three months ended March 31, 2016 and 2015, respectively:

(in millions)
	Q1 2016	Q1 2015	$ Change
Operational EBITDA	$29	$31	$(2)
All other (1)	3	4	(1)
Corporate components of pension and OPEB income (2)	41	33	8
Depreciation and amortization	(27)	(36)	9
Restructuring costs and other (3)	(5)	(17)	12
Overhead supporting, but not directly absorbed by discontinued operations (4)	(4)	(5)	1
Stock-based compensation	(2)	(6)	4
Consulting and other costs (5)	(1)	(2)	1
Idle Costs (6)	(1)	(1)	-
Other operating expense, net (7)	(14)	(3)	(11)
Interest expense (7)	(16)	(15)	(1)
Other charges, net (7)	(1)	(10)	9
Reorganization items, net (7)	-	(5)	5
Income (loss) from continuing operations before income taxes	2	(32)	34
Provision for income taxes (7)	6	5	1
Loss from continuing operations	(4)	(37)	33
Loss from discontinued operations, net of income taxes (7)	(11)	(17)	6
Net loss	(15)	(54)	39
Less: Net income attributable to noncontrolling interests (7)	3	4	(1)
Net Loss Attributable to Eastman Kodak Company (GAAP basis)	$(18)	$(58)	$40

The following table reconciles the increase in PROSPER EBITDA to the most directly comparable GAAP measure of Loss from discontinued operations, net of income taxes for the three months ended March 31, 2016 and 2015, respectively:

(in millions)
	Q1 2016	Q1 2015	$ Change	% Change
PROSPER EBITDA	$ (6)	$ (16)	$ 10	-63%
Depreciation and amortization	(3)	(2)	(1)	50%
(Provision) benefit for income taxes	(1)	1	(2)	-200%
PROSPER loss from discontinued operations, net of income taxes	(10)	(17)	7	-41%
Loss from other discontinued operations	(1)	-	(1)	n/a
Loss from discontinued operations, net of income taxes (GAAP basis)	$ (11)	$ (17)	$ 6	-35%

The following table reconciles the change in FLEXCEL NX revenues on a constant currency basis to the most directly comparable GAAP measure of Total Revenue for the three months ended March 31, 2016 and 2015, respectively:

(in millions)
	Q1 2016	Q1 2015	% Change
FLEXCEL NX revenues on a constant currency basis	$21	$20	5%
Impact of foreign exchange (8)	(1)	-
FLEXCEL NX revenues as reported (GAAP Basis)	$20	$20	0%

The following table reconciles the change in Unified Workflow Solutions revenues on a constant currency basis to the most directly comparable GAAP measure of Total Revenue for the three months ended March 31, 2016 and 2015, respectively:

(in millions)
	Q1 2016	Q1 2015	% Change
Unified Workflow Solutions revenues on a constant currency	$17	$16	6%
Impact of foreign exchange (8)	(1)	-
Unified Workflow Solutions revenues as reported (GAAP Basis)	$16	$16	0%

Footnote Explanations:

(1)	Earnings of the RED utilities consolidated variable interest entity.
(2)	Composed of interest cost, expected return on plan assets, amortization of actuarial gains and losses and curtailments and settlement components of pension and other postretirement benefit expenses.
(3)	Restructuring costs and other as reported in the Consolidated Statement of Operations plus $1 million inventory write-down included in cost of revenues for the three months ended March 31, 2016.
(4)	Primarily consists of costs for shared resources allocated to the PROSPER Enterprise Inkjet business discontinued operation in the prior-year period which are now included in the results of continuing operations and an estimate of costs for shared resources which would have been allocated to the PROSPER Enterprise Inkjet business discontinued operation in the current year period had the business remained in continuing operations.
(5)	Consulting and other costs are primarily related to professional services provided for corporate strategic initiatives.
(6)	Consists of third party costs such as security, maintenance, and utilities required to maintain land and buildings in certain locations not used in any Kodak operations.
(7)	As reported in the Consolidated Statement of Operations.
(8)	The impact of foreign exchange represents the foreign exchange impact using average foreign exchange rates for three months ended March 31, 2015, rather than the actual exchange rates in effect for the three months ended March 31, 2016.

B. FINANCIAL STATEMENTS

Eastman Kodak Company
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(in millions)

	Three Months Ended March 31,
	2016	2015
Revenues
Sales	$288	$326
Services	74	85
Total revenues	362	411
Cost of revenues
Sales	228	268
Services	48	60
Total cost of revenues	276	328
Gross profit	86	83
Selling, general and administrative expenses	40	52
Research and development costs	9	13
Restructuring costs and other	4	17
Other operating expense, net	14	3
Income (loss) from continuing operations before interest expense, other charges, net, reorganization items, net and income taxes	19	(2)
Interest expense	16	15
Other charges, net	1	10
Reorganization items, net	-	5
Income (loss) from continuing operations before income taxes	2	(32)
Provision for income taxes	6	5
Loss from continuing operations	(4)	(37)
Loss from discontinued operations, net of income taxes	(11)	(17)
Net loss	(15)	(54)
Less: Net income attributable to noncontrolling interests	3	4
NET LOSS ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$(18)	$(58)

The notes accompanying the Company’s first quarter 2016 Form 10-Q are an integral part of these consolidated financial statements.

Eastman Kodak Company
CONSOLIDATED STATEMENT OF FINANCIAL POSITION (Unaudited)
(in millions)

	March 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$513	$546
Receivables, net	319	346
Inventories, net	286	263
Deferred income taxes	22	22
Other current assets	23	28
Current assets held for sale	141	73
Total current assets	1,304	1,278
Property, plant and equipment, net of accumulated depreciation of $336 and $314, respectively	372	394
Goodwill	88	88
Intangible assets	101	119
Restricted cash	53	43
Deferred income taxes	23	23
Other long-term assets	125	122
Long-term assets held for sale	-	71
TOTAL ASSETS	$2,066	$2,138
LIABILITIES AND EQUITY (DEFICIT)
Accounts payable, trade	$177	$186
Current portion of long-term debt	4	4
Other current liabilities	230	247
Current liabilities held for sale	32	22
Total current liabilities	443	459
Long-term debt, net of current portion	672	673
Pension and other postretirement liabilities	735	619
Other long-term liabilities	264	277
Long-term liabilities held for sale	-	7
Total Liabilities	2,114	2,035

Commitments and Contingencies (Note 5)

Equity (Deficit)
Common stock, $0.01 par value	-	-
Additional paid in capital	635	633
Treasury stock, at cost	(5)	(5)
Accumulated deficit	(301)	(283)
Accumulated other comprehensive loss	(405)	(267)
Total Eastman Kodak Company shareholders’ equity (deficit)	(76)	78
Noncontrolling interests	28	25
Total equity (deficit)	(48)	103
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$2,066	$2,138

The notes accompanying the Company’s first quarter 2016 Form 10-Q are an integral part of these consolidated financial statements.

CONTACT:
Media:
Kodak
Louise Kehoe, +1-585-802-1343
louise.kehoe@kodak.com
or
Investors:
Kodak,
David Bullwinkle, +1-585-724-4053
shareholderservices@kodak.com